EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 17, 2014, relating to the financial statements and financial highlights which appears in the October 31, 2014 Annual Report to Shareholders of Delaware Diversified Income Fund, Delaware Global Real Estate Opportunities Fund and Delaware U.S. Growth Fund (constituting Delaware Group® Adviser Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2015